Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

The Community Financial Corporation

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 and the related proxy statement/prospectus to be filed on September 14, 2017 by The Community Financial Corporation, of our reports dated March 13, 2017 relating to the consolidated financial statements of The Community Financial Corporation, and the effectiveness of internal control over financial reporting of The Community Financial Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

September 14, 2017